UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 31, 2007
(Date of earliest event reported)

MICROS SYSTEMS, INC
(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289
(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Section 8 - Other Events

Item 8.01. Other Events.

On October 31, 2007, in response to a recommendation by Institutional Shareholder Services, Inc. (ISS), a shareholder advisory service, the Board of Directors of MICROS Systems, Inc. (the “Company”) approved an amendment to section 6(i) of the MICROS Systems, Inc. 1991 Stock Option Plan. The amendment clarifies that no options can ever be cashed out for more than their then current fair market value, a practice in which the Company has not engaged. Before the amendment, that section provided as follows:

“Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash.”

After the amendment, that section provides as follows:

“Other Terms and Conditions. Options may contain such other provisions, which shall not be inconsistent with any of the foregoing terms of the Plan, as the Committee shall deem appropriate, including a provision permitting the Company or a subsidiary to reacquire an option for cash, provided that any cash payment is in an amount per share not in excess of the difference between the closing fair market value of the share on the day of acquisition and the option exercise price of the share being acquired.”

The Company acknowledges that another amendment to the stock option plan was submitted to the Company’s shareholders in the Company’s most recently filed proxy statement. The restatement of the stock option plan that was included with the proxy statement is modified by the amendment described in this Report on Form 8-K, but the proposed amendment that is to be voted on at the Company’s 2007 Annual Meeting is not otherwise affected by this amendment.

Date: November 1, 2007

MICROS Systems, Inc. (Registrant)

By:	/s/ Gary C. Kaufman
Gary C. Kaufman Executive Vice-President, Finance and Administration, and Chief Financial Officer